SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 8, 2005

Auxilium Pharmaceuticals, Inc.

(Exact Name of Registrant Specified in Charter)

Delaware	000-50855	23-3016883
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

160 W. Germantown Pike Norristown, PA	19401
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 239-8850

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement.

On February 8, 2005, Auxilium Pharmaceuticals, Inc. executed a License Agreement with Formulation Technologies, L.L.C. d/b/a PharmaForm (the “Additional Agreement”). The Additional Agreement is effective as of January 26, 2005. The Additional Agreement provides for Auxilium to have the exclusive, worldwide, royalty-bearing rights to sublicense, develop, manufacture and market eight analgesic products for the prevention and treatment of pain using PharmaForm’s proprietary, transmucosal film technology. The Additional Agreement also grants Auxilium a right of first refusal over any license PharmaForm may offer to a third party for certain related products. Once Auxilium’s obligation to make royalty payments under the Additional Agreement have been satisfied with respect to a particular product, the license granted under the Additional Agreement for such product will become a perpetual, fully paid, exclusive license for such product.

The Additional Agreement requires Auxilium to make royalty payments to PharmaForm based upon net product sales as well as a $500,000 up-front payment upon the signing of the Additional Agreement and a maximum of an additional $2.65 million in milestone payments over the course of development for each of the licensed products, or, up to $21.2 million in the aggregate, based upon development or regulatory approval events. We anticipate developing no more than two pain products at any given time. In addition to the foregoing, Auxilium will be required to make certain minimum royalty payments based upon Auxilium’s reasonable forecast of annual net sales for the licensed products. In the event that Auxilium sublicenses any of the licensed products, Auxilium will be obligated to pay to PharmaForm a certain percentage of the fees received by Auxilium from any such sublicense. The timing of the foregoing payments, if any, is uncertain.

Either party may terminate the Additional Agreement in the event that the other party is the subject of a bankruptcy proceeding. PharmaForm may terminate Auxilium’s rights with respect to any of the licensed products if Auxilium fails to:

•	initiate clinical trials within two years of availability of a suitable and final formulation for each individual product containing such licensed product in quantities adequate for clinical testing and associated documentation for clinical trials; or

•	launch a product that contains such licensed product in a major market within 12 months after marketing, pricing, reimbursement and any other approvals necessary for launch.

PharmaForm also may terminate the Additional Agreement in the event of an Auxilium payment default that is not cured within 30 days. Auxilium may terminate the Additional Agreement if PharmaForm breaches the Additional Agreement and such breach is not cured within 30 days.

A copy of the press release Auxilium issued with respect to the Additional Agreement is furnished with this Current Report on Form 8-K as Exhibit 99.1, and is incorporated herein by reference.

Auxilium and PharmaForm are parties to a Research and Development Agreement dated June 20, 2003 (the “R&D Agreement”). The R&D Agreement provides for the general terms and conditions governing Auxilium’s rights to utilize PharmaForm’s research and development services in connection with the research and development activities Auxilium may wish to undertake with respect to the development of products licensed from PharmaForm. The R&D Agreement provides for Auxilium to enter into exhibits to the R&D Agreement on a project-by-project basis in order to provide any specific commercial terms upon which the services will be provided under the R&D Agreement for a given project.

On February 8, 2005, Auxilium and PharmaForm entered into an Exhibit 3 (the “Exhibit”) to the R&D Agreement. The effective date of the Exhibit is January 26, 2005. The effect of the Exhibit is to amend the R&D Agreement to reflect the specific commercial terms upon which PharmaForm will provide Auxilium with certain research and development services commencing on April 1, 2005 for the eight pain products licensed to Auxilium under the Additional Agreement. The Exhibit provides for:

•	the scope of the services;

•	a monthly fee for the services, as well as, the reimbursement of certain expenses;

•	a four-year term for the services; and

•	the process for updating the development plan for the products licensed to Auxilium under the Additional Agreement.

On February 8, 2005, Auxilium and PharmaForm also entered into a First Amendment (the “Amendment”) to the R&D Agreement. The effective date of the Amendment is January 26, 2005. The primary purpose of the Amendment is to provide for:

•	an agreement that time is of the essence for any services that may be rendered under the R&D Agreement;

•	Auxilium’s ownership of all information and results related to any services performed under the R&D Agreement; and

•	Auxilium’s ownership of all regulatory filings made or filed by Auxilium with respect to any products for which services were rendered under the R&D Agreement.

ITEM 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

99.1	Press Release, dated February 8, 2005, issued by Auxilium Pharmaceuticals, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUXILIUM PHARMACEUTICALS, INC.

Date: February 11, 2005	By:	/s/ Cornelius H. Lansing II
Cornelius H. Lansing II Chief Financial Officer and Executive Vice President, Commercial Logistics

Exhibit No.	Description of Exhibit
99.1	Press Release, dated February 8, 2005, issued by Auxilium Pharmaceuticals, Inc.